EXHIBIT 99.1

Edge Petroleum Reports On First Quarter Operations With Record Production and the Closing of a Transforming Acquisition

HOUSTON, April 26, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) reported today on its most significant operating quarter in its 10 years as a public company. Estimated production for the quarter was a record 5.7 Bcfe or an average daily rate of 63.6 MMcfe. This compares to 4.3 Bcfe for the same period a year ago, or an increase of 33%. On January 31, 2007, Edge closed the largest acquisition in its history, acquiring approximately 123 Bcfe of proved reserves all located in the Texas Gulf Coast. Edge's current estimated producing rate is approximately 72 MMcfe per day, which does not include approximately 3 MMcfe per day of production currently curtailed due to pipeline capacity problems in south Texas and two wells drilled during the quarter that are shut-in waiting on pipeline construction.

Edge spud 11 wells in the first quarter of 2007 and has spud four additional wells so far in April. Five wells have been logged with four apparent successes. Currently, seven wells are drilling. Six wells spud in the Fayetteville shale and are waiting on a larger rig to drill the horizontal portion of the well. These six non-operated wells are currently scheduled to come on line over the next several months. A total of 20 to 25 wells are expected to be spud during the second quarter, as our drilling program accelerates.

In addition to managing a steadily growing drilling program, Edge closed its largest acquisition on January 31, 2007 and has successfully managed the integration of a significant asset base while continuing the ongoing drilling, land acquisition and seismic acquisition and processing on its pre-acquisition portfolio of assets.

John O. Tugwell, Edge's Executive Vice President & COO, commented on the quarters' operations, noting, "Our drilling activities, production level and 3-D seismic acquisition efforts were about as we expected in the first quarter. Much of our first quarter effort was focused on the due diligence and integration of all the components of the acquisition into our existing portfolio, as well as building our staff to the level we feel is necessary to effectively execute our approved 2007 and beyond program. In addition, in the first quarter, we completed the acquisition of new 3-D seismic on and around the Chapman Ranch Field area, the Midway Dome in Mississippi where our first deep Hosston test encountered over 150 feet of net pay and we are now actively acquiring 3-D seismic on some of the new properties and acreage that we recently acquired.

"Our first two operated wells in the Fayetteville-Moorefield shale gas play in Arkansas have tested between 1.2 to 1.5 MMcfe per day and we are working diligently to bring these wells on stream by no later than mid-June. A third well is currently drilling and six non-operated wells have spud and are waiting on a rig to drill the horizontal portion of the wells. We are encouraged by our early results and expect to have drilled 22 to 25 wells in this shale gas play by year-end.

"We are drilling our second deep Hosston test in the Mississippi Interior Salt Basin on our Richmond Dome prospect and expect to reach total depth sometime in June. As planned, we are ramping up our drilling program in essentially all of our core areas and are still on track to drill 80 to 90 wells in 2007. We are not having any difficulty contracting for drilling rigs and other oil field service and have seen rig rates dropping somewhat."

Edge will host a conference call to discuss operations and first quarter financial results on May 3 at 1:30 p.m. Central. Interested parties may participate by dialing 800-946-0783. The call will also be webcast and can be accessed by logging onto the web at http://investor.shareholder.com/media/index.cfm?c=EPEX&e=1&mediakey=A749FA32819C3A627843793AA415C6A9. If you are unable to participate during the live webcast, the call will be archived at www.edgepet.com in the Investor Relations page of the site.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins in the United States. Edge common stock is listed on the NASDAQ Global Select Market under the symbol "EPEX."

The Edge Petroleum Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3537

Statements regarding production volumes, drilling activity, all guidance and forecasts for the first quarter and full year 2007, increased production, future growth, production rates, prices, including future oil and gas prices, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960